Exhibit 10.27
FREEPORT-MCMORAN INC.
2005 SUPPLEMENTAL EXECUTIVE CAPITAL ACCUMULATION PLAN

AMENDMENT TWO

WHEREAS, Freeport-McMoRan Inc. (“Company”) maintains the Freeport-McMoRan Inc. 2005 Supplemental Executive Capital Accumulation Plan (“SECAP”), amended and restated effective January 1, 2015 (the “Plan”);
WHEREAS, the Board of Directors, in its meeting on November 4, 2014, delegated to the ECAP Administration and Investment Committee (“Committee”) the authority to approve the merger of plans and plan amendments, that it deems necessary or desirable, provided that such merger or amendment does not result in a substantial increase in the estimated annual cost to the Company and its affiliates;
WHEREAS, the Bipartisan Budget Act of 2018 repealed the previously required six month suspension of elective deferrals from qualified and non-qualified plans after a participant received a hardship distribution from the qualified retirement plan;
WHEREAS, on April 16, 2020, due to the coronavirus pandemic and its significant impact on the global economy, the Committee suspended all employer contributions to the SECAP effective June 1, 2020.
WHEREAS, the Committee desires to amend the Plan to (a) suspend all employer contributions, (b) allow the Company to make an additional Company Matching Contribution Credit in the event a Participant’s company matching contribution in the Freeport-McMoRan Inc. Employee Capital Accumulation Program (“ECAP”) is reduced due to the shortened safe harbor plan year and prorated compensation dollar limit under Code Section 401(a)(17), (c) remove the statement that a deferral election will be canceled when a participant receives a hardship distribution from the ECAP, and (c) clarify the termination provision;
NOW, THEREFORE, the Plan is amended, effective as stated, to read as follows:
I.
The following is added to Section 2.00 Eligible Employee for Basic and Matching Contribution, to read as follows:
An Employee will automatically become eligible for a Company Matching Contribution Credit described in Section 4.00 if, in Plan Year 2020, such Employee is required to forfeit a Company Matching Contribution in the ECAP due to the application of a prorated compensation dollar limit under Code Section 401(a)(17).
II.
The second paragraph of (a) Basic Credits Deferral Election, of Section 3.00, Deferral Election, is amended and restated to read as follows:
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For 2020, the Code Section 401(a)(17) limit is $285,000, the Code Section 402(g) limit is $19,500 and the Code Section 414(v) limit is $6,500. The Internal Revenue Service may adjust each limit annually for cost-of-living increases.
III.
Effective January 1, 2019, the second and third sentences in the first subparagraph of Paragraph (b), Irrevocable Election, of Section 3.00, Deferral Election regarding when a Participant’s deferral election is canceled to receive an ECAP hardship distribution are deleted and the remaining first paragraph is combined with the second paragraph.
IV.
The following is added at the end of paragraph (a) of Section 4.00, SECAP Company Matching Contribution Credit, to read as follows:
For Plan Year 2020, the SECAP Company Matching Contribution Credits are suspended effective June 1, 2020.
V.
The following is added as a second paragraph under paragraph (b) of Section 4.00, SECAP Company Matching Contribution Credit, to read as follows:
For Plan Year 2020, if a Participant’s Company Matching Contribution Credits are less than the amount he or she would have received had the contribution been based upon Basic Compensation through May 31, 2020 in excess of the annual compensation limit under Code Section 401(a)(17), a “true-up” Company Matching Contribution Credit will be made.
For Plan Year 2020, if a Participant is required to forfeit any Company Matching Contribution (as defined in Section 4.01 of ECAP) due to the application of a prorated compensation dollar limit under Code Section 401(a)(17) with respect to the Participant’s Basic Compensation, the amount equal to the difference between the Company Matching Contribution determined based on the full annual compensation dollar limit under Code Section 401(a)(17) and the Company Matching Contribution determined based on a prorated compensation dollar limit under Code Section 401(a)(17) shall be credited to such Participant’s Company Matching Contribution Credits Account in the SECAP.
VI.
The following is added at the end of paragraph (a) of Section 4.01, SECAP Enhanced Company Contribution Credits, to read as follows:
Notwithstanding, in determining the SECAP Enhanced Company Contribution Credit for Plan Year 2020, SECAP Enhanced Compensation in excess of the Code Section 401(a)(17) dollar amount through May 31, 2020 will be taken into account.

VII.
Paragraph (c) of Section 10.04, Amendment and Termination, is amended and restated, effective June 22, 2016, to read as follows:
The Company may in its discretion terminate this Plan, provided, (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Employer; (ii) all arrangements sponsored by the Employer that would be aggregated with any terminated arrangement under Section 1.409A-1(c) of the Treasury Regulations as if there were one service provider that had deferrals of compensation under every arrangement sponsored by the service recipient are terminated (for example, all elective account balance plans that the Employer sponsors); (iii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) for a period of three years following the date of termination of the arrangement, the Employer does not adopt a new arrangement of the same category as the terminated and liquidated plan, regardless of which service providers participate in the plan.
Executed in Phoenix, Arizona, this 28th day of May, 2020.

Freeport-McMoRan Inc.

/s/ Douglas N. Currault II
Douglas N. Currault II, Senior Vice President and General Counsel

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